UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
BLUE FOUNDRY BANCORP
(Name of Registrant as Specified in Its Charter)

COMMITTEE TO PRESERVE STOCKHOLDER VALUE
Seidman and Associates, L.L.C.
Seidman Investment Partnership, L.P.
Seidman Investment Partnership II, L.P.
Seidman Investment Partnership III, L.P.
LSBK06-08, L.L.C.
Broad Park Investors, L.L.C.
Chewy Gooey Cookies, L.P.
Veteri Place Corporation
JBRC I, LLC
Lawrence Seidman
Jennifer Corrou
Raymond Vanaria

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

May 10, 2023
Dear Fellow Blue Foundry Shareholder:

On December 14, 2022, plaintiff Lawrence B. Seidman, a stockholder of Blue Foundry Bancorp (the “Company”), filed a books and records action against the Company in the Delaware Court of Chancery styled Seidman v. Blue Foundry Bancorp, C.A. No. 2022-1155-MTZ (Del. Ch.).  Mr. Seidman sought, among other things, copies of all Reports issued by the Company’s Compensation Consultants that the Company’s Board of Directors purportedly relied upon in seeking stockholder approval of the 2022 Equity Incentive Plan (the “Plan”) at the 2022 Annual Meeting.  The Company refused to voluntarily produce the requested books and records precipitating the litigation.  On the eve of trial, the matter was settled, and the Court entered a Final Order and Judgment (the “Final Order”) in Mr. Seidman’s favor.  Pursuant to the Final Order, the Company was required to provide Mr. Seidman with the aforementioned Reports and all other materials on which the Company’s Board of Directors purportedly relied when it approved the options and restrict stock awards to the Directors and Management.  Thereafter, Mr. Seidman applied for an award to reimburse him for the fees and expenses he incurred in litigating this claim.  On May 9, 2023, the Court awarded Mr. Seidman attorneys’ fees and expenses totaling $223,651.60 based on the Company’s “glaringly egregious” litigation conduct.  The Court directed Mr. Seidman’s counsel to submit a first draft of the opinion granting the motion.

Based on the documents obtained in the above-referenced litigation, it is Mr. Seidman’s opinion that the distribution of any benefits to the Board and management was inappropriate.  In light of the Court’s ruling, Mr. Seidman is evaluating potential further claims against the Board, including possible class or derivative claims for mismanagement.

Sincerely,

Lawrence Seidman
The Committee to Preserve Stockholder Value